NEWS RELEASE

For Immediate Release
August 8, 2014
Contact:	Barbara Thompson
First Citizens BancShares
(919) 716-2716

FIRST CITIZENS BANCSHARES REPORTS EARNINGS FOR SECOND QUARTER 2014
RALEIGH, N.C. -- First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the quarter ended June 30, 2014, of $26.6 million, compared to $22.4 million for the first quarter of 2014, and $43.9 million for the corresponding period of 2013, according to Frank B. Holding, Jr., chairman of the board.
Per share income for the second quarter of 2014 totaled $2.76, compared to $2.33 for the first quarter of 2014 and $4.56 for the same period a year ago. Second quarter results generated an annualized return on average assets of 0.48 percent and an annualized return on average equity of 5.01 percent, compared to respective returns of 0.83 percent and 9.13 percent for the same period of 2013.
The increase in earnings for the second quarter of 2014 compared to the first quarter of 2014 is primarily the result of a larger credit to provision for loan and lease losses due to acquired loan resolutions, continued loan growth and modest margin improvement. The decrease in earnings for the second quarter of 2014 compared to the same quarter in the prior year is driven by runoff in the acquired loan portfolio and a smaller credit to provision expense for loan and lease losses, partially offset by improved investment securities yields and continued reduction of funding costs.
For the first six months of 2014, net income totaled $48.9 million, compared to $99.5 million for the same period of 2013, the result of lower net interest income due to the acquired loan portfolio resolutions and a lower provision credit recorded in 2014. The annualized return on average assets was 0.45 percent for the first six months of 2014, compared to 0.95 percent for the same period of 2013. The annualized return on average equity was 4.67 percent and 10.55 percent for the respective periods.
MERGER AGREEMENT
On June 10, 2014, BancShares entered into an Agreement and Plan of Merger (the “Merger Agreement”) with First Citizens Bancorporation, Inc., a South Carolina corporation, pursuant to which Bancorporation will merge with and into BancShares. The Merger Agreement provides that each share of Bancorporation common stock will be converted into the right to receive 4.00 shares of BancShares' Class A common stock and $50.00 cash, unless the holder elects for each share of such holder’s Bancorporation common stock to be converted into the right to receive 3.58 shares of BancShares' Class A common stock and 0.42 shares of BancShares' Class B common stock.
The Merger Agreement has been approved by the independent members of the Board of Directors of each company following a recommendation by a special committee of independent members of the board of each company. Subject to certain conditions, including receipt of shareholder and regulatory approvals, the merger is expected to be completed in the fourth quarter of 2014.
SECOND QUARTER FINANCIAL HIGHLIGHTS

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Loan growth continued during the second quarter of 2014, as total originated loans increased $214.8 million and $759.6 million from March 31, 2014, and June 30, 2013, respectively, and exceeded acquired loan run-off.

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Taxable equivalent net interest margin improved 3 basis points during the second quarter of 2014 compared to the prior quarter, primarily due to improvements in investment securities yields and reduction in deposits costs.

•	Asset quality remains strong.

◦	The allowance for loan and lease losses as a percentage of total loans was 1.52 percent at June 30, 2014, compared to 1.65 percent at March 31, 2014, and 1.97 percent at June 30, 2013.

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Annualized net charge-offs as a percentage of average originated loans remained relatively consistent during the second quarter of 2014 at 0.11 percent, compared to 0.08 percent and 0.15 percent for the first quarter of 2014 and the second quarter of 2013, respectively. Nonperforming assets as a percentage of total loans and leases plus other real estate totaled 1.29 percent at June 30, 2014, compared to 1.37 percent and 1.80 percent at March 31, 2014, and June 30, 2013.

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Provision credit for acquired loans totaled $9.5 million for the second quarter of 2014 compared to a provision credit of $2.3 million for the first quarter of 2014, primarily due to continued loan resolutions and accelerated payoffs in the acquired portfolio. The increase in the total net credit was partially offset by the originated provision expense increase of $1.9 million due primarily to organic loan growth during the same time period.

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Noninterest income of $65.4 million for the second quarter of 2014 is up $4.2 million compared to the first quarter of 2014, due to increases in cardholder and merchant services income, offset by decreases in insurance commissions and other income.

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Noninterest expense totaled $199.0 million for the second quarter of 2014, an increase of $8.0 million from the first quarter of 2014, reflecting annual merit increases, higher cardholder and merchant processing expenses, and higher merger-related expenses.

•	BancShares' liquidity position is strong with $3.73 billion in free liquidity.

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BancShares remains well-capitalized with a tier 1 leverage capital ratio of 9.71 percent, tier 1 risk-based capital ratio of 14.61 percent and total risk-based capital ratio of 15.95 percent at June 30, 2014.

LOANS AND DEPOSITS
Loans for the second quarter of 2014 totaled $13.5 billion, an increase of $53.9 million, or 0.4 percent, compared to the prior quarter, and an increase of $426.2 million, or 3.3 percent, compared to the same quarter of 2013. During the second quarter of 2014, originated loans increased by $214.8 million, or 1.8 percent, and $759.6 million, or 6.5 percent, compared to the first quarter of 2014 and second quarter of 2013, respectively. The overall organic loan growth was partially offset by reductions in the acquired loan portfolio, which decreased $160.9 million, or 12.7 percent, and $333.4 million, or 23.1 percent, compared to the first quarter of 2014 and second quarter of 2013, respectively. The continuing reduction in the acquired portfolio is aligned with the original forecasts and was partially offset by the 1st Financial Services Corporation (1st Financial) merger during the first quarter of 2014, which resulted in additional acquired loans of $291.7 million at June 30, 2014.
At June 30, 2014, total deposits equaled $18.6 billion, a decrease of $206.8 million, or 1.1 percent, when compared to the prior quarter, and an increase of $538.7 million, or 3.0 percent, when compared to the second quarter of 2013. The decrease in the current quarter compared to prior is due to recurring deposit balance fluctuations, while the significant increase compared to the second quarter of 2013 is primarily the result of acquired deposits from the 1st Financial merger.
NET INTEREST INCOME
Net interest income for the second quarter of 2014 increased $4.8 million, or 3.0 percent, compared to the first quarter of 2014, principally due to increased loan and investment income and reduced deposit costs. Conversely, net interest income decreased $13.8 million, or 7.7 percent, during the second quarter of 2014 compared to the same period of 2013, while year-to-date net interest income decreased $57.8 million, or 15.0 percent, compared to the same period in 2013. The second quarter and year-to-date reductions resulted from decreased acquired loan interest income due to continued runoff. These reductions were partially offset by 2014 quarter-to-date and year-to-date increases in interest income from the investment portfolio of $4.3 million and $7.6 million, as well as the 1st Financial loan portfolio of $4.2 million and $8.6 million, respectively. Net interest income also benefited from decreased interest expense of $2.8 million and $6.0 million when comparing the second quarter of 2014 to the same quarter of the prior year, and year-to-date 2014 to the same period in 2013, respectively, due to reduction in funding costs.
The taxable-equivalent net interest margin for the second quarter of 2014 was 3.29 percent, an increase of 3 basis points from 3.26 percent recorded in the first quarter of 2014, and a 45 basis point decrease compared to the same quarter in the prior year of 3.74 percent. The year-to-date taxable-equivalent net interest margin for 2014 amounted to 3.27 percent, compared to 4.04 percent for the same six-month period in 2013. The slight margin improvement during the second quarter of 2014 compared to the prior quarter was driven by improvements in investment yields and deposit cost reductions. The decrease in the 2014 quarter and year-to-date margins compared to the same periods of 2013 is predominately driven by reductions in the acquired loan portfolio yields, partially offset by modest improvements in investment yields and funding costs. Although the acquired loan portfolio performance and runoff continue to create margin volatility, the overall impact is expected to become less significant as that portfolio continues to decrease.
Average quarter-to-date interest earning assets increased $165.6 million, or 0.8 percent, compared to the first quarter of 2014, which was primarily driven by the $106.7 million increase in average outstanding loans. Average year-to-date interest-earning assets increased $965.5 million, or 5.0 percent, compared to the six month period ending June 30, 2013. The year-to-date change was a result of increases in year-to-date average loans of $285.2 million, average investment securities of $438.3 million and average overnight investments of $242.0 million. The increase in the year-to-date average loans is primarily a result of organic loan growth offset by reductions in the acquired loan portfolios, while the increase in average investments is principally driven by the addition of the 1st Financial investment portfolio and redeployment of excess cash. As the acquired portfolio yield is being replaced with higher quality, lower yielding loan instruments, the taxable-equivalent yield on interest-earning assets has declined in proportion, reaching 3.51 percent year-to-date 2014, compared to 4.36 percent for the same period of 2013. Taxable-equivalent net interest margin, excluding acquired loans, year-to-date 2014 compared to year-to-date 2013 was 2.84 percent and 2.89 percent, respectively.
Average interest-bearing liabilities decreased $168.7 million during the second quarter of 2014 and increased $55.6 million for the first six months of 2014, when compared to the first quarter of 2014 and first six months of 2013. The rate on interest-bearing liabilities fell 2 basis points from the first quarter of 2014 to 0.33 percent during the second quarter of 2014, and 9 basis points to 0.34 percent for the first six months of 2014, compared to the same period of 2013.
ALLOWANCE AND PROVISION FOR LOAN AND LEASE LOSSES
The allowance for loan and lease losses, for both acquired and originated loans, totaled $206.2 million at June 30, 2014, representing declines of $16.7 million and $52.1 million since March 31, 2014, and June 30, 2013, respectively. The originated loan allowance as a percentage of total originated loans for the second quarter of 2014 was 1.43 percent, compared to 1.46 percent and 1.56 percent for the first quarter of 2014 and the second quarter of 2013, respectively. The acquired loan allowance as a percentage of total acquired loans for second quarter of 2014 was 2.64 percent, compared to 3.54 percent and 5.30 percent for the first quarter of 2014 and the second quarter of 2013, respectively.
BancShares recorded a $7.3 million and a $9.2 million credit to provision for loan and lease losses for the second quarter and for the first six months of 2014, respectively, compared to a $13.2 million and $31.8 million credit to provision for the second quarter and first six months of 2013, respectively. The credit to provision during the second quarter of 2014 and for the first six months of 2014 related to acquired loans totaled $9.5 million and $11.8 million, respectively, compared to $15.5 million and $38.1 million during the same periods of 2013. The current quarter credit to provision for loan and lease losses on acquired loans resulted from reversals of prior impairment due to accelerated payments and credit quality improvement. Net charge-offs on acquired loans totaled $6.1 million during the second quarter of 2014 and $12.4 million for the first six months of 2014, compared to $4.5 million and $25.3 million for the same periods of 2013.

Provision expense for originated loans totaled $2.2 million during the second quarter of 2014 and $2.6 million for the first six months of 2014, compared to $2.2 million and $6.2 million for the same periods of 2013. Net charge-offs on originated loans decreased to $3.3 million during the second quarter of 2014, compared to $4.4 million for the second quarter of 2013. Net charge-offs on originated loans totaled $5.6 million and $10.9 million for the first six months of 2014 and 2013, respectively. On an annualized basis, originated loan net charge-offs represented 0.11 percent and 0.09 percent of average originated loans and leases for the second quarter of 2014 and first six months of 2014, compared to 0.15 percent and 0.19 percent for the same periods of 2013. The year-to-date reduction in net charge-offs is due to continued credit quality improvements in the originated loan portfolio.

NONINTEREST INCOME
Noninterest income for the second quarter of 2014 equaled $65.4 million, compared to $65.0 million in the comparable period of 2013. The $0.4 million increase during 2014 is primarily related to improvements in cardholder services resulting from higher volume, higher wealth management services income from trust asset management and annuity fees, and higher service charges on deposits. These improvements are partially offset by a decline in mortgage income due to reduced mortgage originations reflecting the current economic conditions.
For the six-month period, noninterest income equaled $126.6 million for 2014, compared to $122.5 million for 2013. This change is primarily due to increased cardholder and merchant services income and the reduction in unfavorable adjustments to the FDIC loss share receivable, partially offset by a decline in mortgage income.
NONINTEREST EXPENSE
Noninterest expense increased $10.4 million in the second quarter of 2014 to $199.0 million, compared to $188.6 million in the second quarter of 2013. The second quarter 2014 increase is a result of higher salaries and wages, other expenses, which increased due to merger-related consultant services expenses, and card processing expenses, which are correlated with higher cardholder services income. This increase is partially offset by lower employee benefits primarily due to lower health care costs and pension expense.
For the six-month period, noninterest expense totaled $390.1 million, compared to $382.9 million for the six-month period of 2013. The increase results from higher salaries and wages, higher occupancy expense, and higher consultant fees resulting from merger-related expenses. These increases were partially offset by lower employee benefit expenses due to lower pension costs resulting from a higher discount rate used to calculate pension expense during 2014, as well as reduced collection expenses associated with managing less nonperforming assets.
INCOME TAXES
Income tax expense totaled $12.8 million and $25.3 million for the second quarter of 2014 and 2013, representing effective tax rates of 32.5 percent and 36.6 percent during the respective periods. Income tax expense totaled $23.4 million and $56.4 million for the six months ended June 30, 2014, and 2013, respectively. The effective tax rates were 32.4 percent and 36.2 percent for the respective six-month periods. The decreased effective tax rates during 2014 result from the impact of permanent differences on lower pre-tax earnings.
NONPERFORMING ASSETS
As of June 30, 2014, BancShares’ nonperforming assets amounted to $175.8 million, or 1.29 percent, of total loans and leases plus other real estate owned (OREO), compared to 1.37 percent and 1.80 percent, at March 31, 2014, and June 30, 2013, respectively. Of the $175.8 million in nonperforming assets at June 30, 2014, $94.2 million related to acquired covered loans and OREO, $9.4 million related to acquired non-covered loans and OREO, and $72.2 million related to originated loans and OREO. Acquired nonperforming assets for the second quarter remained fairly stable compared to the prior quarter and decreased $28.1 million, or 21.4 percent, when compared to the second quarter of 2013. Acquired covered nonperforming assets represent 10.97 percent of acquired covered loans and OREO, compared to 9.34 percent and 8.62 percent at March 31, 2014, and June 30, 2013, respectively. Originated nonperforming assets represented 0.58 percent of originated loans and leases plus OREO as of June 30, 2014, in comparison to 0.66 percent and 0.91 percent at March 31, 2014, and June 30, 2013, due to a reduction in originated nonaccrual loans.

COMPARABILITY OF FINANCIAL STATEMENTS
The comparability of BancShares' results of operations for the second quarters of 2014 and 2013 is affected by various post-acquisition adjustments to the carrying value of acquired assets, which create potential volatility in net interest income, provision for loan and lease losses and noninterest income. For acquired loans and OREO covered by FDIC loss share agreements, the net increase or decrease in the estimated recoverable amount resulting from deterioration or improvement is recognized as an adjustment to the FDIC receivable with an offset to noninterest income.
ABOUT FIRST CITIZENS BANCSHARES
BancShares is the financial holding company for First Citizens Bank, its banking subsidiary. As of June 30, 2014, BancShares had total assets of $22.1 billion. First Citizens Bank provides a broad range of financial services to individuals, businesses, professionals and the medical community through branch offices in 17 states and the District of Columbia, including online banking, mobile banking, ATMs and telephone banking.
For more information, visit First Citizens' website at firstcitizens.com.
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This information may contain forward-looking statements. Factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the ability to obtain regulatory approvals and meet other closing conditions in the Merger Agreement, including shareholder approval of each party, on the expected terms and schedule, delay in closing the merger, difficulties and delays in integrating the businesses of the companies or fully realizing cost savings and other benefits of the merger, changes in interest rates and capital markets and other factors detailed in First Citizens BancShares’ filings with the SEC.
In connection with the proposed merger, First Citizens BancShares filed with the U.S. Securities and Exchange Commission (the “SEC”) a Form S-4 Registration Statement, containing a Joint Proxy Statement for First Citizens BancShares and First Citizens Bancorporation, a prospectus relating to First Citizens BancShares’ Common Stock and other documents relevant to the proposed transaction. The Registration Statement was declared effective by the SEC on August 7, 2014. First Citizens BancShares and First Citizens Bancorporation are mailing the definitive Joint Proxy Statement/Prospectus to their respective shareholders on or about August 13, 2014. Shareholders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, as they contain important information about the proposed transaction.
Free copies of the Joint Proxy Statement/Prospectus, as well as other filings containing information about First Citizens BancShares, may be obtained at the SEC’s Internet site (www.sec.gov). These documents are also available, free of charge, from both First Citizens BancShares and First Citizens Bancorporation:

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First Citizens BancShares - Visit the website at https://www.firstcitizens.com/meet-first-citizens/corporate-information/corporate-information/ and click on the words “Corporate Filings” or direct a request to Proxy Request, Post Office Box 27131, Raleigh, N.C. 27611-7131 or call 919.716.7711.

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First Citizens Bancorporation - Visit the website at https://www.firstcitizensonline.com/about/financial/index.html, or direct a request to Proxy Request/Corporate Secretary, 1230 Main St., Columbia, S.C. 29201 or call 803.931.1320.

First Citizens BancShares and First Citizens Bancorporation and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed merger. Information about the executive officers and directors of First Citizens BancShares is set forth in the proxy statement for the 2014 annual meeting of stockholders, as filed with the SEC on Schedule 14A on March 17, 2014. Information about the executive officers and directors of First Citizens Bancorporation is set forth in the Joint Proxy Statement/Prospectus that is part of the Registration Statement referred to above. These documents can be obtained free of charge from the sources indicated above.
The information on First Citizens Bancorporation’s website is not, and shall not be deemed to be, a part of the website of First Citizens BancShares or incorporated into any of its filings with the SEC.

CONDENSED STATEMENTS OF INCOME

	Three months ended			Six months ended June 30
(in thousands, except per share data; unaudited)	June 30, 2014	March 31, 2014	June 30, 2013	2014	2013
Interest income	$177,311	173,394	$193,926	$350,705	$414,530
Interest expense	11,613	12,463	14,398	24,076	30,120
Net interest income	165,698	160,931	179,528	326,629	384,410
Provision (credit) for loan and lease losses	(7,299)	(1,903)	(13,242)	(9,202)	(31,848)
Net interest income after provision (credit) for loan and lease losses	172,997	162,834	192,770	335,831	416,258
Noninterest income	65,382	61,181	64,995	126,563	122,508
Noninterest expense	199,020	191,030	188,567	390,050	382,922
Income before income taxes	39,359	32,985	69,198	72,344	155,844
Provision for income taxes	12,809	10,619	25,292	23,428	56,353
Net income	$26,550	$22,366	$43,906	$48,916	$99,491
Taxable-equivalent net interest income	$166,570	$161,694	$180,188	$328,263	$385,743
Net income per share	$2.76	$2.33	$4.56	$5.09	$10.34
Cash dividends per share	0.30	0.30	0.30	0.60	0.60
Profitability information (annualized)
Return on average assets	0.48%	0.41%	0.83%	0.45%	0.95%
Return on average equity	5.01	4.33	9.13	4.67	10.55
Taxable-equivalent net interest margin	3.29	3.26	3.74	3.27	4.04

CONDENSED BALANCE SHEETS

(in thousands, except per share data; unaudited)	June 30, 2014	March 31, 2014	June 30, 2013
Assets
Cash and due from banks	$566,952	$543,471	$542,645
Overnight investments	1,118,474	1,161,469	1,039,925
Investment securities	5,538,859	5,677,019	5,186,106
Loans and leases:
Acquired	1,109,933	1,270,818	1,443,336
Originated	12,415,023	12,200,226	11,655,469
Allowance for loan and lease losses	(206,246)	(222,942)	(258,316)
FDIC loss share receivable	49,959	74,784	158,013
Other assets	1,469,886	1,450,152	1,541,644
Total assets	$22,062,840	$22,154,997	$21,308,822
Liabilities and shareholders' equity
Deposits	$18,556,758	$18,763,545	$18,018,015
Other liabilities	1,356,937	1,286,622	1,351,477
Shareholders' equity	2,149,145	2,104,830	1,939,330
Total liabilities and shareholders' equity	$22,062,840	$22,154,997	$21,308,822
Book value per share	$223.43	$215.89	$201.62

SELECTED AVERAGE BALANCES

	Three months ended June 30		Six months ended June 30
(in thousands, except shares outstanding; unaudited)	2014	2013	2014	2013
Total assets	$22,022,465	$21,224,412	$21,947,818	$21,187,274
Investment securities	5,629,467	5,162,893	5,618,157	5,179,818
Loans and leases	13,566,612	13,167,580	13,513,580	13,228,367
Interest-earning assets	20,304,777	19,332,679	20,222,418	19,256,916
Deposits	18,561,927	17,908,705	18,527,311	18,014,058
Interest-bearing liabilities	14,020,480	13,958,137	14,104,388	14,048,820
Shareholders' equity	$2,125,239	$1,929,621	$2,110,533	$1,902,217
Shares outstanding	9,618,941	9,618,941	9,618,941	9,618,963

CAPITAL INFORMATION

(unaudited)	June 30, 2014	March 31, 2014	June 30, 2013
Tier 1 capital ratio	14.61%	14.56%	14.91%
Total capital ratio	15.95	16.05	16.41
Leverage capital ratio	9.71	9.66	9.68

ALLOWANCE FOR LOAN AND LEASE LOSSES (ALLL) AND ASSET QUALITY DISCLOSURES

	2014		2013			Six months ended June 30
	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter	2014	2013
(in thousands)
ALLL at beginning of period	$222,942	$233,394	$237,799	$258,316	$273,019	$233,394	$319,018
Reclassification of reserve due to implementation of enhanced model	—	—	—	—	7,368	—	7,368
Provision (credit) for loan and lease losses:
Acquired loans	(9,529)	(2,273)	(834)	(12,615)	(15,473)	(11,802)	(38,095)
Originated loans	2,230	370	8,110	4,932	2,231	2,600	6,247
Net charge-offs of loans and leases:
Charge-offs	(10,904)	(10,676)	(13,494)	(14,628)	(10,960)	(21,580)	(39,904)
Recoveries	1,507	2,127	1,813	1,794	2,131	3,634	3,682
Net charge-offs of loans and leases	(9,397)	(8,549)	(11,681)	(12,834)	(8,829)	(17,946)	(36,222)
ALLL at end of period	$206,246	$222,942	$233,394	$237,799	$258,316	$206,246	$258,316
ALLL at end of period allocated to loans and leases:
Acquired	$29,331	$44,993	$53,520	$59,517	$76,534	$29,331	$76,534
Originated	176,915	177,949	179,874	178,282	181,782	176,915	181,782
ALLL at end of period	$206,246	$222,942	$233,394	$237,799	$258,316	$206,246	$258,316
Net charge-offs of loans and leases:
Acquired	$6,133	$6,254	$5,163	$4,402	$4,466	$12,387	$25,343
Originated	3,264	2,295	6,518	8,432	4,363	5,559	10,879
Total net charge-offs	$9,397	$8,549	$11,681	$12,834	$8,829	$17,946	$36,222
Reserve for unfunded commitments	$380	$324	$357	$375	$376	$380	$376
Average loans and leases:
Acquired	1,183,464	1,282,816	1,086,469	1,310,010	1,535,796	1,249,989	1,616,348
Originated	12,383,148	12,177,129	12,002,167	11,801,700	11,631,784	12,263,591	11,612,019
Loans and leases at period-end:
Acquired	1,109,933	1,270,818	1,029,426	1,188,281	1,443,336	1,109,933	1,443,336
Originated	12,415,023	12,200,226	12,104,298	11,884,585	11,655,469	12,415,023	11,655,469
Nonaccrual loans and leases:
Acquired	$54,036	$52,108	$28,493	$29,194	$46,892	$54,036	$46,892
Originated	46,485	46,952	53,170	66,840	69,133	46,485	69,133
Other real estate:
Acquired covered	40,136	41,855	47,081	58,769	84,833	40,136	84,833
Acquired not covered	9,406	10,664	—	—	—	9,406	—
Originated	25,745	33,840	36,898	40,338	36,942	25,745	36,942
Total nonperforming assets	$175,808	$185,419	$165,642	$195,141	$237,800	$175,808	$237,800
Nonperforming assets:
Acquired covered	$94,172	$93,963	$75,574	$87,963	$131,725	$94,172	$131,725
Acquired not covered	9,406	10,664	—	—	—	9,406	—
Originated	72,230	80,792	90,068	107,178	106,075	72,230	106,075
Accruing loans and leases greater than 90 days past due:
Acquired	$69,660	$137,102	$193,892	$205,847	$253,935	$69,660	$253,935
Originated	9,872	9,471	8,784	9,363	11,187	9,872	11,187
Ratios
Net charge-offs (annualized) to average loans and leases:
Acquired	2.08%	1.98%	1.89%	1.33%	1.17%	2.00%	3.16%
Originated	0.11	0.08	0.22	0.28	0.15	0.09	0.19
ALLL to total loans and leases:
Acquired	2.64	3.54	5.20	5.01	5.30	2.64	5.30
Originated	1.43	1.46	1.49	1.50	1.56	1.43	1.56
Nonperforming assets to total loans and leases plus other real estate:
Acquired covered	10.97	9.34	7.02	7.05	8.62	10.97	8.62
Acquired not covered	3.12	3.36	—	—	—	3.12	—
Originated	0.58	0.66	0.74	0.90	0.91	0.58	0.91
Total	1.29	1.37	1.25	1.48	1.80	1.22	1.80